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                                                                   EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1981 Stock Option Plan, the 1993 Stock Option Plan, the 1997 Equity Incentive Plan, the Employee Stock Purchase Plan, the Warrants to purchase common stock, and the Options to purchase common stock of Laser Power Corporation of our report dated October 9, 1996, except for Note 5 ("Changes in Capitalization"), as to which the date is March 25, 1997, with respect to the consolidated financial statements of Laser Power Corporation for the year ended August 31, 1996 in Post-Effective Amendment No. 1 to the Registration Statement (Form SB-2, No. 333-24421) filed with the Securities and Exchange Commission.


                                                ERNST & YOUNG LLP

San Diego, California
June 24, 1997